Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$76,157
Class B	$4,610
Class C	$5,398
Class F	$9,275
Total	$95,440
Class 529-A	$2,606
Class 529-B	$381
Class 529-C	$1,333
Class 529-E	$147
Class 529-F	$439
Class R-1	$88
Class R-2	$1,981
Class R-3	$2,189
Class R-4	$828
Class R-5	$1,525
Total	$106,957

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2942
Class B	$0.2463
Class C	$0.2433
Class F	$0.2958
Class 529-A	$0.2912
Class 529-B	$0.2379
Class 529-C	$0.2387
Class 529-E	$0.2724
Class 529-F	$0.3053
Class R-1	$0.2411
Class R-2	$0.2439
Class R-3	$0.2692
Class R-4	$0.2939
Class R-5	$0.3131

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	256,858
Class B	17,860
Class C	20,783
Class F	30,839
Total	326,340
Class 529-A	9,344
Class 529-B	1,577
Class 529-C	5,438
Class 529-E	562
Class 529-F	1,586
Class R-1	353
Class R-2	8,470
Class R-3	8,337
Class R-4	3,039
Class R-5	4,662
Total	43,368

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.50
Class B	$13.50
Class C	$13.50
Class F	$13.50
Class 529-A	$13.50
Class 529-B	$13.50
Class 529-C	$13.50
Class 529-E	$13.50
Class 529-F	$13.50
Class R-1	$13.50
Class R-2	$13.50
Class R-3	$13.50
Class R-4	$13.50
Class R-5	$13.50